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Walmart Releases 2024 Annual Report and Proxy Statement

Rob Walton, Legendary Leader and Longest-Serving Board Member,
Announces Retirement

Walmart Board has Nominated Brian Niccol, Chairman and CEO of Chipotle Mexican Grill, Inc., for election at the 2024 Annual Shareholders’ Meeting

BENTONVILLE, Ark., April 25, 2024 — Walmart Inc. (NYSE: WMT) issued its 2024 Annual Report and filed its Proxy Statement today in preparation for the company’s Annual Shareholders’ Meeting on Wednesday, June 5, 2024.

2024 Walmart Proxy Statement Highlights

•Rob Walton announcing he will retire from the Board at the conclusion of his current term on June 5, 2024. Mr. Walton joined Walmart in 1969 and before that worked alongside his father, Sam, in his 5&10 store. He served more than 40 years on the Walmart Board and helped shape some of the most important moments in Walmart history.

“Walmart is the world's leading omni-channel retailer. That's a credit to our team today and to those who, over decades, helped to build and shape our company. One of those incredible leaders is Rob Walton, my father-in-law, who recently shared his decision not to seek re-election to our Board of Directors.

“His leadership has been critical as we've grown our business over so many years. There's no doubt Sam would be very proud. On behalf of our associates and the Board, I'd like to thank him for his unparalleled and amazing service.”
–Greg Penner, Chairman, Walmart Board of Directors

•A message from Chairman of the Board, Greg Penner, emphasizing the strength of the Walmart business, the momentum of the company and its clear path forward.

“I’m pleased to say that our business is strong [...] We generated more than $35 billion in operating cash flow, improved returns, and announced a 9 percent increase in the dividend for the current fiscal year, the largest increase in more than a decade.

“Walmart is a people-led, tech-powered omni-channel retailer dedicated to helping people save money so they can live better. This is the foundation on which we can deliver results like these, and it starts with the incredible work of our associates.”
–Greg Penner, Chairman, Walmart Board of Directors

•Proxy materials seeking shareholders’ votes on 11 director nominees, two other company proposals, and seven shareholder proposals. For the director nominees, the Board has nominated Brian Niccol, the Chairman and CEO of Chipotle Mexican Grill, Inc., and (except for Rob Walton) the existing 10 Board members for election at the 2024 Annual Shareholders’ Meeting. If elected, Brian will be the fifth new independent director Walmart has onboarded since 2017.

“As our business continues to evolve to serve our customers, it is imperative that our Board evolves as well […] Brian is a dynamic leader with a passion for excellence. I am confident that his experience in retail, marketing and brand management, and engaging with associates and customers will be a strategic asset to your Board.”
–Tom Horton, Lead Independent Director, Walmart Board of Directors

2024 Annual Report Highlights

In his annual letter to shareholders and associates, Walmart President and Chief Executive Officer, Doug McMillon, expressed his appreciation for our associates who drove this year’s strong performance, and he highlighted the investments the company has made to support associates and help them thrive.

“We’ve made important investments in our associates that include, and go beyond, wage increases […] We continue to invest in healthcare and other benefits, including educational opportunities [...] We’ve committed to invest $1 billion in career-driven training and development by 2026. And to help us move quickly on our goals, we’ve more than doubled the number of skills certificates paid for through our Live Better U education benefit. We want to do more than create jobs. We want to enable careers and help build wealth.”

McMillon went on to note the resources Walmart is putting towards its associates and culture to be a people-led, tech-powered omnichannel retailer, with a focus on utilizing today’s technologies to fuel its progress.

2024 Annual Shareholders’ Meeting and Proposal Voting

The company’s 2024 Annual Shareholders’ Meeting will be held in a virtual meeting format only. Shareholders of record as of April 12, 2024 can attend the meeting online. The live audio webcast of the meeting will begin on June 5, 2024, at 10:30 a.m. CDT.

Shareholders who held shares as of the close of business on the record date of April 12, 2024, will be able to vote their shares before the meeting in the following ways:

•Online at www.proxyvote.com;
•Calling 1-800-690-6903;
•Mailing a completed proxy card or voting instruction form; or
•On their mobile device by scanning the QR code on the proxy card, notice of internet availability, or voting instruction form.

Shareholders may also vote while logged in and participating in the 2024 Annual Shareholders’ Meeting at www.virtualshareholdermeeting.com/WMT2024.

About Walmart
Walmart Inc. (NYSE: WMT) is a people-led, tech-powered omnichannel retailer helping people save money and live better - anytime and anywhere - in stores, online, and through their mobile devices. Each week, approximately 255 million customers and members visit more than 10,500 stores and numerous eCommerce websites in 19 countries. With fiscal year 2024 revenue of $648 billion, Walmart employs approximately 2.1 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy, and employment opportunity. Additional information about Walmart can be found by visiting corporate.walmart.com, on Facebook at facebook.com/walmart, on X (formerly known as Twitter) at twitter.com/walmart, and on LinkedIn at linkedin.com/company/walmart.

Media Relations Contact	Investor Relations Contact
Kelly Hellbusch	Steph Wissink
800-331-0085	IR@walmart.com